Exhibit 10.21

LSC COMMUNICATIONS, INC.
DIRECTOR RESTRICTED STOCK UNIT AWARD

This Restricted Stock Unit Award (“Award”) is granted as of this XX day of XX, XXXX (the “Grant Date”) by LSC Communications, Inc., a Delaware corporation (the “Company”), to XXXXXXX (“Grantee”).  This Award is made to Grantee pursuant to the provisions of the Company’s 2016 Performance Incentive Plan, as it may be amended from time to time (the “2016 PIP”).  Capitalized terms not defined herein shall have the meanings specified in the 2016 PIP.

1.Grant of Award.  The Company hereby credits to Grantee XXXX restricted stock units (the “RSUs”), subject to the restrictions and on the terms and conditions set forth herein.  Grantee shall indicate acceptance of this Award by signing and returning a copy hereof.

2.Issuance of Common Stock in Satisfaction of Restricted Stock Units.

(a)Except to the extent otherwise provided in paragraph 2(b) below, the Company shall deliver to Grantee on the earlier of  (1) May XX, XXXX or (2) the date Grantee ceases to be a member of the Board of Directors of the Company (the “Board”) or such other date as required by section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (“Section 409A”), the number of shares of Common Stock equal to all of the RSUs and cash in the amount of Dividend Equivalents (as defined below) earned with respect to such RSUs pursuant to paragraph 3 below.

(b)Upon the date of a Change in Control, shares of Common Stock with respect to any remaining RSUs and cash in the amount of Dividend Equivalents earned with respect to such RSUs pursuant to paragraph 3 below shall be delivered to Grantee in accordance with the terms of the 2016 PIP.

(c)Each RSU shall be cancelled upon the issuance of a share of Common Stock with respect thereto.

3.Dividend Equivalents.  An amount in cash equal to the amount of dividends and other distributions that are payable (other than dividends or distributions for which the record date is prior to the date hereof) during the period commencing on the date hereof and ending on the date on which no RSUs shall remain outstanding (due to issuance of shares of Common Stock (or cash) in satisfaction of RSUs pursuant to paragraph 2) on a like number of shares of Common Stock as are equal to the number of RSUs then outstanding shall be credited to a bookkeeping account for Grantee (the “Dividend Equivalents”).  Such bookkeeping account shall be credited quarterly (beginning on the last day of the calendar quarter in which the first credit to the account was made) with an amount of interest on the balance (including interest previously credited) at an annual rate equal to the then current yield obtainable on United States government bonds having a maturity date of approximately five years.

4.Deferral Elections.  Notwithstanding the payment timing above, the delivery of the shares of Common Stock under this Award will be made in accordance with the terms of any deferral election made by Grantee using such deferral election form as approved by the Human Resources Committee of the Board (the “Committee”) from time to time, subject to any conditions deemed appropriate from time to time by the Committee (including the suspension of the right to elect deferrals or to make changes to any existing deferral election) and in accordance with Section 409A.

5.Rights as a Shareholder.  Prior to issuance, Grantee shall not have the right to vote, nor have any other rights of ownership in, the shares of Common Stock to be issued in satisfaction of the RSUs.

6.Withholding Taxes

(a)As a condition precedent to the issuance to Grantee of any shares of Common Stock pursuant to this Award, Grantee shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable and allowable laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award and any Dividend Equivalents.  If Grantee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Grantee.

(b)Grantee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means:  (1) a cash payment to the Company, (2) delivery to the Company of previously owned whole shares of Common Stock for which Grantee has good title, free and clear of all liens and encumbrances, having a fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award and any Dividend Equivalents (the “Tax Date”), equal to the Required Tax Payments, or (3) directing the Company to withhold a number of shares of Common Stock (or cash) otherwise issuable to Grantee pursuant to this Award and any Dividend Equivalents having a fair market value, determined as of the Tax Date, equal to the Required Tax Payments or any combination of (1)-(3). No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.  For purposes of this Award and any Dividend Equivalents, the fair market value of a share of Common Stock on a specified date shall be determined by reference to the closing stock price  in trading of the Common Stock or, if no such trading in the Common Stock occurred on such date, then on the next preceding date when such trading occurred.

7.Miscellaneous

(a)The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of shares of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will use reasonable efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

(b)This Award shall be governed in accordance with the laws of the State of Illinois.

(c)This Award shall be binding upon and inure to the benefit of any successor or successors to the Company.

(d)Neither this Award nor the RSUs nor any rights hereunder or thereunder may be transferred or assigned by Grantee other than:

(1)by will or the laws of descent and distribution;

(2)in whole or in part to one or more transferees; provided that (i) any such transfer must be without consideration, (ii) each transferee must be a “family member” of Grantee, a trust established for the exclusive benefit of Grantee and/or one or more family member of Grantee or a partnership whose sole equity owners are Grantee and/or family members of Grantee, and (iii) such transfer is specifically approved by the Company’s General Counsel or the  Committee following the receipt of a completed Assignment of Restricted Stock Unit Award; or

(3)as otherwise set forth in an amendment to this Award.

In the event the RSUs are transferred as contemplated in this Section 7(d), such transfer shall become effective when approved by the Company’s General Counsel or the Committee (as evidenced by counter execution of the Assignment of Restricted Stock Unit Award on behalf of the Company), and such RSUs may not be subsequently transferred by the transferee other than by will or the laws of descent and distribution.  Any transferred RSU shall continue to be governed by and subject to the terms and conditions of the 2016 PIP and this Agreement and the transferee shall be entitled to the same rights as Grantee as if no transfer had taken place.  Except as permitted by the foregoing, the RSUs and this Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the RSUs, the RSUs and all rights hereunder shall immediately become null and void.  As used in this Section, "family member" with respect to any person, includes any child, step-child, grandchild, parent, step-parent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law and sister-in-law, including adoptive relationships, and any person sharing the transferor's household (other than a tenant or employee).

(e)The Committee, as from time to time constituted, shall have the right to determine any questions which arise in connection with this Award, the RSUs or the Dividend Equivalents.  This Award and the RSUs are subject to the provisions of the 2016 PIP and shall be interpreted in accordance therewith.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer.

LSC Communications, Inc.

By:

Name: Suzanne S. Bettman

Title: Chief Administrative Officer

Accepted: ________________________

XXXXX